EXHIBIT 99.2

On November 3, 2010, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for ninety (90) days on our website at www.intest.com.

Operator:

Greetings and welcome to the inTEST Corporation Third Quarter 2010 Results Conference Call. At this time all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. (Operator instructions). As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, David Pasquale of Global IR Partners. Thank you. Mr. Pasquale, you may now begin.

David Pasquale:

Thank you, operator, and welcome everyone to today's call. Joining us from the Company are Mr. Robert Matthiessen, President and Chief Executive Officer, and Hugh Regan, inTEST Treasurer and Chief Financial Officer. Mr. Matthiessen will briefly review highlights from the third quarter, as well as current business trends. Mr. Regan will then review inTEST detailed financial results. We will then have time for any questions.

If you have not yet received a copy of today's results release, please email Global IR Partners at intt@globalirpartners.com or you can get a copy of the release off inTEST's website, www.intest.com.

Before we begin the formal remarks, the Company's attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include but are not limited to changes in business conditions and the economy generally, changes in the demand for semiconductors generally, changes in the rates of and timing of capital expenditures by semiconductor manufacturers, progress of product development programs, increases in raw material and fabrication costs associated with our products, implementation of additional restructuring initiatives and other risk factors set forth from time to time in the Company's SEC filings, including but not limited to inTEST's periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Let me now turn the call over to Mr. Robert Matthiessen. Please go ahead, sir.

Robert Matthiessen:

Thank you, David. Welcome, everyone, to our third quarter conference call. Hopefully you've all had time to review our earnings release. The third quarter results were in line with our prior guidance. Our focus remains on managing our business to the cyclic demand levels across our business while driving growth initiatives. This means pushing forward with our thermal products family to further diversify our business and reduce the impact of such cycles. We are also actively managing all aspects of our materials and supply chain.

The combination of a more favorable product mix and cost oversight helped us maintain gross margins. We were able to maintain a 48% gross margin in the third quarter of 2010, level with the second quarter. This was despite a 26% decline in revenues. So as we move forward, we believe there remains considerable operating leverage in our business with top line growth falling to the bottom line.

In terms of the sequential pull back in orders and bookings we reported, this is clearly consistent with trends seen in the broader semiconductor equipment sector and is clearly not specific to inTEST. By focusing on the cost and materials variables we can have some degree of control and we hope lessen some of the negative impact inherent in the sector.

Another important point is our success in managing our balance sheet. With demand fluctuations being the norm, it is critical that we always strive to strengthen our balance sheet. This will allow us to continue to invest in softer times in key R&D and growth initiatives. In Q3 our balance sheet improved with our cash and cash equivalents increasing to $6.2 million at the end of the third quarter of 2010 compared with $3.1 million at the end of the second quarter, primarily due to customer collections. We expect a further sequential improvements in the fourth quarter. In addition, we were able to keep our inventory flat with the prior quarter, as we continued to successfully manage our inventory to meet customer demand levels.

Now for our segments: mechanical products, that is manipulators and docking hardware, bookings in Q3 of 2010 were $3.7 million versus $4.5 million for the previous quarter. We've seen a shift from the first half of 2010 in the mix of manipulator orders versus docking hardware orders. The first six months began with a sales ratio of 70% docking hardware and 30% manipulators, which was indicative of the healthy tester sales. In Q3, manipulator sales declined to 20% versus 80% for docking hardware. These numbers illustrate a slowdown in tester sales and indeed Teradyne confirmed that in their recent earnings release.

In the second quarter of this year, we completed development on the Cobal 250 manipulator and shipped several evaluation units. During Q3 of 2010, we began shipping this model for production use. We are now developing the Cobal 500, capable of supporting test heads weighing 500 kilograms. Development will be completed in the fourth quarter with the unit available for sale in the first quarter of 2011. We also continue to develop customer-specific docking on a regular basis.

Now for electrical products, or tester interfaces, bookings came in at $1.8 million versus $2.0 million the previous quarter. There has been some slowdown in bookings due in part to "digestion" of the fairly large shipments from the end of Q1 2010 through Q2 of 2010. There have also been some push-outs due to the uncertain business climate. We continue to develop and deliver customer-specific products in this space. Also of note is the fact that we have been granted a patent in the electrical signal transmission discipline in the U.S. and multiple foreign countries that we consider to be important to our future. I will be able to discuss this probably in the near future.

Thermal products had bookings of $4.3 million for the third quarter versus bookings of $5.7 million from the second quarter of 2010. Although Thermostreams, fixtures and chucks met expectations, chamber sales from the Sigma product line came in low as a result of reduced military spending. However, we believe sales of this product line will grow significantly as we train our rep organizations and introduce it to Europe and Asia.

Meanwhile, we are developing a new controller family that will be used across the entire thermal product lines. This will result in lower cost, lower inventory levels and quicker turn-around due to the commonality of parts.

In closing, while Q3 reflected weakness in the entire semiconductor sector, it also showed fundamental strengths of our business and, while we expect continued softness in Q4, we expect to maintain profitability even with one-time items that Hugh will review. And, while it's too early to provide meaningful guidance beyond Q4 at this time, we remain confident in our business prospects. inTEST occupies a profitable niche space. We have a proven long-term history with customers across the globe. We provide high quality, mission critical products that perform in high stress environments. We will continue to work with our customers and drive innovations that allow us to continue being a leader in our target markets.

I'll now turn the call over to our CFO for the financial review. Hugh?

Hugh Regan:

Thanks Bob.

Net revenues for the quarter ended September 30, 2010 were $11.3 million compared to $15.3 million for the second quarter, a decrease of $4 million or 26%. Net income for the third quarter, as Bob mentioned earlier, was $1.7 million or $0.17 per diluted share compared to $3.2 million or $0.31 per diluted share for the second quarter.

For the third quarter, end user net revenue was $9.5 million or 84% of net revenues compared with $12.4 million or 81% of net revenues in the second quarter. OEM net revenues were $1.8 million or 16% of net revenues in the third quarter compared to $2.9 million or 19% of net revenues in the second quarter. Net revenues from markets outside of semiconductor test were $2.5 million or 22% of net revenues in the third quarter of 2010 compared to $2.1 million or 14% of net revenues in the second quarter.

On a product segment basis, net revenues for the mechanical products segment were $4 million or 35% of net revenues in the third quarter compared to $7.8 million or 51% of net revenues in the second quarter. Our thermal products segment had net revenues of $4.8 million or 43% of net revenues in the third quarter compared with $4.7 million or 31% of net revenues in the second quarter. And finally, our electrical product segment reported net revenues of $2.5 million or 22% of net revenues in the third quarter of 2010 compared with $2.7 million or 18% of net revenues in the second quarter.

The Company's overall gross margin for the quarter ended September 30, 2010 was $5.5 million or 48.2% of net revenues compared to $7.4 million or 48.3% of net revenues for the second quarter. As Bob noted, we were able to maintain the 48% gross margin level despite the decline in revenues due to a favorable product mix and strong materials cost management. In addition, our charges for excess and obsolete inventory declined, both in absolute dollar terms and as a percentage of net revenue, from $211,000 or 1.4% of net revenues in the second quarter to $68,000 or 0.6% of net revenues in the third quarter. Fixed manufacturing costs, which decreased in absolute dollar terms by approximately $50,000 from the prior quarter, were 14.4% of net revenues in the third quarter compared to 11% in the second. Material cost was 34.1% of net revenues in the third compared to 36.8% in the second quarter.

Our excess and obsolete inventory charges declined due to strong inventory management as well as the fact that the slowdown in the demand has allowed us to take less inventory risk, which is what drove the excess and obsolete inventory accruals in the first half of 2010. Our material cost declined quarter-over-quarter in all three product segments, but the largest decline was in our electrical product segment, where material costs declined from 37.0% in the second quarter to 34.7% in the third quarter. The reduction in material costs in this segment were primarily driven by the use of the significant amount of material that was previously written off as obsolete, which represented almost 200 basis points of the improvement, and to a lesser extent, to better procurement pricing for a number of materials.

I will now discuss the breakdown of operating expenses for the quarter.

Selling expense for the third quarter was $1.4 million or 13% of net revenues compared to $1.8 million or 12% of net revenues in the second quarter, a decrease of $310,000 or 18%. The decrease was primarily due to lower sales commission expense from the lower revenue levels and, to a lesser extent, to reduce product warranty accruals.

Engineering and product development expense was $767,000 or 7% of net revenues for the third quarter compared to $787,000 or 5% of net revenues in the second quarter, a decrease of $20,000 or 3%. The decrease was the result of reduced spending on research and development materials.

General and administrative expense was $1.6 million or 14% of net revenues in the third quarter compared to $1.7 million or 11% of net revenues in the second quarter, a decrease of $98,000 or 6%. This decrease was the result of lower levels of officer bonus accruals due to the reduced profitability as well as a decline in professional fees. These reductions were partially offset by an approximate $100,000 increase to the allowance for bad debts during the quarter. We've experienced an increase in our DSOs during the third quarter and felt the addition to the allowance was prudent and this accrual brings our allowance back to a more reasonable level relative to our accounts receivable.

Consolidated headcount, which includes temporary staff, was 129 at September 30, 2010, up two from 127 at June 30, 2010. These additions were in our thermal products segment where revenues increased quarter-over-quarter. In our mechanical and electrical products segments we have reduced our temporary staff by one person in each segment, one during the third quarter and one just after the quarter closed, in response to the reduced revenue levels. We will continue to closely monitor our resource levels and adjust as needed if we see any prolonged softness in demand levels.

Other income was $8,000 for the third quarter compared to other expense of $8,000 for the second quarter. And we recorded income tax expense of $16,000 for the third quarter compared to income tax benefit of $2,000 booked in the second quarter. At the end of the third quarter our Federal net operating loss carry forward was approximately $6.2 million and our state NOLs ranged from approximately $200,000 to $2.4 million depending on the state in question and we have fully utilized our NOLs in the State of Massachusetts. On October 8, 2010 the Governor of California signed that state's budget, which continued the suspension of the net operating loss corporate tax benefit for 2010 and 2011. As a result of this action, we will not be able to use our existing net operating loss carry forward to offset our taxable income for 2010 and the impact of this suspension will cause us to accrue approximately $70,000 in state income tax expense for the nine months ended September 30, 2010. The accrual for this additional income tax cannot be made until the fourth quarter as GAAP requires us to accrue this tax in the period the tax change was enacted. We currently do business in a number of other states and, while we have tax loss carry forwards available in most states we operate in, if those states in which we have unused NOLs take action similar to California our tax expense may increase prior to the full use of our NOLs. Therefore, our effective tax rate will vary over the next several quarters depending on the level of our earnings.

Cash and cash equivalents at September 30, 2010 were $6.2 million, double the $3.1 million reported at June 30, 2010. We currently expect cash to increase by approximately $3 million in the fourth quarter prior to any principal payments on the $1.5 million notes payable from our acquisition of Sigma in 2008. The first of four annual installments of $381,000 was paid on October 6th and we currently plan to retire the balance of these notes payable prior to the end of the fourth quarter. Interest on these notes accrues at prime plus 1.25%.

Capital expenditures during the third quarter of 2010 were only $8,000 compared to $21,000 during the second quarter. We are currently scheduled to relocate our Cherry Hill operation, which houses the manufacturing plant for our mechanical products segment as well as our corporate offices, during the fourth quarter of 2010. We currently anticipate our cost for this move will be approximately $175,000. The terms of our new lease provide for three months of free rent at the beginning of the lease, which will offset most of the cash flow impact of our move costs. We currently expect this new facility will reduce our operating expenses by at least $250,000 annually.

As Bob noted earlier, bookings for the third quarter were $9.8 million and bookings from the markets outside of semiconductor test were $1.9 million or 19% of bookings in the third quarter compared with $2.9 million or 24% of bookings in the second quarter. Our backlog at the end of the third quarter was $4.5 million compared to $6 million at the end of the second quarter.

In terms of financial outlook, as noted in our earnings release, we expect that net revenues for the fourth quarter ended December 31, 2010 will be similar to the level achieved in the first quarter of 2010 and will be in the range of $8.8 million to $9.5 million due to the reduced bookings in the third quarter and that pretax income will be in the range of breakeven to $0.5 million.

The fourth quarter 2010 financial outlook reflects the expected impact, as I just mentioned, of approximately $175,000 in costs related to the planned fourth quarter relocation of the Company's Cherry Hill facility as well as approximately $450,000 in increased staffing and benefit related costs compared to our first quarter 2010 results. Please note our outlook is based on the Company's current views with respect to operating and market conditions and customer forecasts, which are all subject to change.

Operator, that concludes our formal remarks. We can now take questions.

Operator:

(Operator instructions). We appear to have no questions at this time.

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[Non-material closing remarks omitted]

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